Exhibit 99.1

GOLDFIELD ANNOUNCES NINE MONTH AND THIRD-QUARTER 2018 RESULTS
Company Achieves Record Nine Month Revenues
MELBOURNE, Florida, November 6, 2018 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced its financial results for the nine and three months ended September 30, 2018. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States.
President and Chief Executive Officer John H. Sottile said, “We are pleased to announce record nine-month revenue. We experienced increased bidding and project activity, and ended the third quarter with a strong backlog. Our results for the first nine months benefited from a higher volume of both MSA and non-MSA projects. Although work completed in the Texas-Southwest and mid-Atlantic regions produced strong revenue growth, we experienced lower margins in a healthy but very competitive market. Overall, the robust economy and strong industry outlook continue to present opportunities for us to increase the number of customers we service and projects available to bid. We maintain a consistent focus on expanding our geographic reach, service offerings and customer base.”
Nine Months Ended September 30, 2018
For the nine months ended September 30, 2018, compared to the same period in 2017:

•
Total revenue increased 20.3% to a record $101.5 million from $84.3 million attributable primarily to master service agreement (“MSA”) electrical construction projects awarded and work completed in the Texas-Southwest and mid-Atlantic regions.

•	Gross margin on electrical construction operations remained healthy at 17.7% compared to 22.2%.

•
Operating income decreased to $6.7 million from $8.6 million due to changes in project mix which resulted in a higher volume of lower margin work, mainly attributable to competitive pressures, lower volume of storm work and project delays in Texas. Also contributing to the decrease were increases in selling, general and administrative expenses (“SG&A”) expenses and higher depreciation.

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•	Net income declined to $4.4 million, or $0.17 per share, compared to $5.0 million, or $0.20 per share.

•
EBITDA (a non-GAAP measure)(1) was $12.8 million compared to $13.8 million. This decrease was primarily due to higher SG&A expenses and lower gross margins for both electrical construction and Other operations, partially offset by no discontinued operation expenses and an increase in gain on sale of property and equipment.

Three Months Ended September 30, 2018
For the three months ended September 30, 2018, compared to the same period in 2017:

•
Total revenue increased 20.4% to $29.5 million from $24.5 million, primarily from non-MSA and MSA customer project activity in the mid-Atlantic, Texas-Southwest, and Southeast regions, partially offset by a decrease in other electrical construction revenue, mainly due to decreased storm work.

•	Gross margin on electrical construction operations was 11.5% compared to 14.0%, mainly due to lower margins on a higher volume of electrical construction projects.

•
Operating loss was $105,000 compared to operating income of $139,000 in the 2017 period due to the change in electrical construction project mix to a higher volume of lower margin work. This change was due to competitive pressures, lower volume of storm work and project delays in Texas. Also contributing to the decrease in operating income was the decline in gross margin in Other operations and an increase in depreciation expense.

•	Net loss increased to $193,000, or $(0.01) loss per share, from $157,000, or $(0.01) loss per share.

•
EBITDA (a non-GAAP measure)(1) was $2.1 million compared to $1.8 million. This increase was primarily due to lower SG&A expenses, no discontinued operation expenses and an increase in gain on sale of property and equipment, partially offset by lower gross margin in our Other operations.

Backlog
As of September 30, 2018, the Company’s 12-month electrical construction backlog increased 6.1% to $99.2 million from $93.6 million one year ago, while 12-month estimated MSA backlog increased slightly to $59.8 million from $59.5 million. Total backlog, which includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts, decreased 11.0% to $180.6 million compared to $202.9 million as of September 30, 2017. The size and amount of future

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projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.
Conference Call
The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on Wednesday, November 7, 2018. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/26425/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

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About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States. For additional information on our third-quarter 2018 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Steve Carr
Phone:    (312) 780-7211
Email:     scarr@dresnerco.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue
Electrical construction	$29,514,965	$23,616,373	$99,842,651	$81,869,487
Other	1,777	890,842	1,620,031	2,471,473
Total revenue	29,516,742	24,507,215	101,462,682	84,340,960
Costs and expenses
Electrical construction	26,122,915	20,299,375	82,192,792	63,718,948
Other	1,956	600,597	1,009,061	1,691,601
Selling, general and administrative	1,444,983	1,625,027	5,673,506	4,959,782
Depreciation and amortization	2,141,684	1,824,875	6,031,426	5,386,364
(Gain) loss on sale of property and equipment	(89,846)	18,594	(155,062)	30,158
Total costs and expenses	29,621,692	24,368,468	94,751,723	75,786,853
Total operating (loss) income	(104,950)	138,747	6,710,959	8,554,107
Other income (expense), net
Interest income	12,020	10,320	28,861	23,509
Interest expense, net of amount capitalized	(205,203)	(202,054)	(602,502)	(474,512)
Other income, net	23,128	14,810	60,495	45,277
Total other expense, net	(170,055)	(176,924)	(513,146)	(405,726)
(Loss) income before income taxes	(275,005)	(38,177)	6,197,813	8,148,381
Income tax provision	(81,851)	15,345	1,833,800	3,018,861
(Loss) income from continuing operations	(193,154)	(53,522)	4,364,013	5,129,520
Loss from discontinued operations, net of income tax benefit of $0, $61,556, $0 and $61,556, respectively	—	(103,487)	—	(103,487)
Net (loss) income	$(193,154)	$(157,009)	$4,364,013	$5,026,033
Net (loss) income per share of common stock — basic and diluted
Continuing operations	$(0.01)	$—	$0.17	$0.20
Discontinued operations	—	—	—	—
Net (loss) income per share of common stock — basic and diluted	$(0.01)	$(0.01)	$0.17	$0.20
Weighted average shares outstanding — basic and diluted	$25,451,354	$25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$13,554,099	$18,529,757
Accounts receivable and accrued billings, net	17,639,436	21,566,842
Costs and estimated earnings in excess of billings on uncompleted contracts	15,003,984	6,074,346
Income taxes receivable	720,221	619,552
Residential properties under construction	6,804,309	2,412,202
Prepaid expenses	1,201,772	993,668
Other current assets	975,453	1,532,110
Total current assets	55,899,274	51,728,477

Property, buildings and equipment, at cost, net	47,466,464	36,072,300
Deferred charges and other assets	6,469,811	5,831,163
Total assets	$109,835,549	$93,631,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$16,601,639	$9,379,535
Current portion of notes payable, net	6,897,725	6,099,787
Accrued remediation costs	69,283	87,553
Other current liabilities	441,618	166,268
Total current liabilities	24,010,265	15,733,143

Deferred income taxes	5,687,507	4,698,720
Accrued remediation costs, less current portion	428,976	434,164
Notes payable, less current portion, net	18,521,537	16,151,567
Other accrued liabilities	274,938	66,033
Total liabilities	48,923,223	37,083,627
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	40,957,453	36,593,440
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders’ equity	60,912,326	56,548,313
Total liabilities and stockholders’ equity	$109,835,549	$93,631,940

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EBITDA	2018	2017	2018	2017
Net (loss) income (GAAP as reported)	$(193,154)	$(157,009)	$4,364,013	$5,026,033
Interest expense, net of amount capitalized	205,203	202,054	602,502	474,512
Provision for income taxes, net (1)	(81,851)	(46,211)	1,833,800	2,957,305
Depreciation and amortization (2)	2,141,684	1,824,875	6,031,426	5,386,364
EBITDA	$2,071,882	$1,823,709	$12,831,741	$13,844,214
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(1) Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.